LEASE AGREEMENT


THIS LEASE in made on the ____ day of ___________1998. The Landlord agrees to lease to the tenant and the tenant hereby agrees to hire and take from the Landlord, the leased Premises described below pursuant to the terms and conditions specified herein:


LANDLORD:  Ruth Berg
ADDRESS:   70 Horizon Drive
           Bedford, NH 03110



TENANT:   Micro Interconnect Technology, Inc.
ADDRESS:  70 Horizon Drive
          Bedford, NH 03110

1. Leased Premises.

  The Leased Premises are those premises described as:

  A 1200 square foot office/R&D space (Leased Premises) within the property known as 70 Tirrell Hill Road, Goffstown New Hampshire with a mailing address of 72 Tirrell Hill Road Bedford, NH 03110 (Premises) shown in the drawing A marked as lease Premises.

  The Lease includes equipment as listed in lease equipment appendix A.

2. Term.

  The term of the Lease shall be for a period of 1 year(s) commencing on the _____ day of _______month of 1998 and ending on the same day of the same month in 1999 unless sooner terminated as hereinafter provided. The Tenant has the option to renew for an additional year. The lease will automatically renew unless Tenant gives sixty (60) days notice prior to expiration.

3. Rent.

  The tenant agrees to pay ANNUAL Rent of Nine thousand six hundred dollars ($9,600.) payable in equal installments of $800. in advance on the ________ day of each and every calendar month during the full term of this lease. The above amount includes Tenant's rent and Tenants contributions for taxes.

4. Rent Adjustment.

  If in any year commencing with the current year, the real estate taxes on the land and building, of which the Leased Premises are a part, are in excess of the amount of the real estate taxes thereon for the current year (herein after called the "Base Year") the rent shall be adjusted accordingly. The rent separately from the taxes will escalate annually according to the National CPI Index.

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5. Security Deposit.

The sum of eight hundred dollars ($800.) is deposited by the Tenant with the Landlord as security for the faithful performance of all the covenants and conditions of the lease by the said Tenant. If the Tenant faithfully performs all the covenants and conditions on his part to be performed, then the sum deposited shall be returned to the tenant. The Landlord is entitled to any interest collected on this security deposit.

6. Delivery of Possession.

  If for any reason the Landlord cannot deliver possession of the leased property to the Tenant when the lease term commences or at any other time(s) there shall be an abatement of the rent for the period between the commencement of the lease term and the time when the Landlord delivers possession.

7. Use of the Leased Premised.

  The Leased Premises may be used only for the following purposes;- Office / R&D / Manufacturing.

8. Utilities.

  Tenant shall be responsible for maintenance of all utilities and services that are furnished to the Leased Premises. Tenant will be responsible for removal of all Tenants trash. Tenant will be responsible for its own telephone charges and services. Landlord will provide electricity, water, heat and air conditioning. All other utilities will be paid for by Tenant.

9. Condition of Leased Premises. Maintenance and Repair.

  The Tenant acknowledges that the Leased Premises are in good order and repair. The Tenant agrees to take good care of and maintain the Leased Premises in good condition throughout the term of the Lease.

  The Tenant, at his expense, shall make all necessary repairs and replacements to the Leased Premises, including the repairs and replacement of fixtures. Landlord shall maintain and keep in good repair the exterior or the building (including the walls and roof) all structural components. (including HVAC, plumbing, electrical) , and shall provide water, telephone and all other utility hook-ups to the Leased Premises.

10. Assignment/Subletting Restrictions.

  Tenant may not assign this agreement or subject the Leased Premises without the prior written consent of the Landlord. Any assignment, sublease or other purported license to use the Leased Premises by Tenant without the Landlord's consent shall be void and shall ( at the Landlord's option) terminate this lease.

11. Insurance.

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  (I). By Landlord. Landlord shall at any times during the term of this lease, at its expense, insure and keep in effect on the building in which the Leased Premises is located fire insurance with extended coverage. The Tenant shall not permit any new use of the Leased Premises that make voidable any insurance on the property of which the Leased Premises are part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the applicable fire insurance rating association.

  (II) By Tenant. Tenant shall, at it's expense, during the term hereof, maintain and deliver to Landlord public liability and property damage and plate glass insurance policies with respect to the Leased Premises. Such policies shall name the Landlord and Tenant as both being insured, and have limits of at least $1,000,000. for injury or death to any person and $1,000,000. for any one accident, and $1,000,000. With respect to damage to property and with full coverage for plate glass. Such policies shall be in whatever form and such insurance companies as are satisfied to Landlord, shall name the Landlord as additional insured, and shall provide for at least twenty days' prior notice to Landlord of cancellation.

12. Indemnification.

  Each party shall defend, indemnify, and hold the other harmless from and against any claim, loss, expense or damage to any person or property in or upon the premises, arising out of such party's use or occupancy of the Premises, or arising out of any act or neglect of such party or its servants employees, agents, or invoices.

13. Condemnation.

  If all or any part of the Premises is taken by eminent domain, this lease shall expire on the date of such taking, and the rent shall be apportioned as of this date. No part of any award shall belong to Tenant.

14. Destruction of Premises.

  If the building in which the leased is damaged by fire or other casualty, without Tenant's fault, and the damage is so extensive as to effectively constitute a total destruction of the property or building, this Lease and the rest shall be apportioned to the time of the damage. In all cases of damages without Tenant's fault, Landlord shall repair the damage with reasonable dispatch, and if the damage has rendered the Leased Premises wholly or partially non tenantable, the rent shall be apportioned until the damage is repaired. In determining what constitutes reasonable dispatch, consideration will be given to delays caused by strikes, adjustment of insurance, and other causes beyond the Landlord's control.

15. Landlord's Right upon Default.

  In the event or any breach of this lease by the Tenant, which shall not have been cured within eight (8) DAYS or if Tenant files for bankruptcy or has an involuntary bankruptcy petition filed against that is not discarded discharged) within 45 days, then the Landlord, besides other rights or remedies it may have, shall have the immediate right of entry and may

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remove all persons and property from the Leased Premises; such property may be removed and stored to a public warehouse or elsewhere at the cost of, and for the account of, the Tenant. If the Landlord elects to reenter as herein provided, or should take possession pursuant to any advice provided by law, it may either terminate this lease or may, from time to time, without terminating this lease re-let the Leased Premises or any part thereof, for such terms and at such rental or rentals and upon such other terms and conditions as the Landlord in the Landlord's own discretion may deem advisable. Should such rentals received from such re-letting during any month be less than that agreed to be paid during the month by the Tenant hereunder, the Tenant shall pay the deficiency to the Landlord monthly. The Tenant shall also pay to the Landlord, as soon as ascertained, the cost and expenses incurred by the Landlord in such re-letting.

16. Quiet Enjoyment.

  The Landlord agrees that if the Tenant shall pay the rent as aforesaid and perform the covenants and agreement herein contained on its part to be performed, the Tenant shall peaceably hold and enjoy the said rented premises without hindrance or interruption by the Landlord or by any other persons acting under or through the Landlord.

17. Landlord's Right to Enter.

  Landlord may, at any times, enter the Leased Premises to inspect it, to make repairs or alterations, perform acts of maintenance, and to show it to potential buyers, lenders or tenants.

18. Surrender upon Termination.

  At the expiration of the lease term the Tenant shall surrender the leased property in as good condition as it was in at the beginning of the term, reasonable use and wear excepted.

19. Subordination.

  This lease and the Tenant's leasehold interest, is and shall be subordinate, subject and inferior to any and all times encumbrances now and thereafter placed on the Leased Premises by Landlord, any and all extensions of such liens and encumbrances and all advances paid under such liens and encumbrances.

20. Additional Provisions.

  The parties agree that they have executed this agreement without any third party agent(s) involvement.

21. Miscellaneous Terms.

  * Notices. Any notice, statement, demand or other communication by one party to the other shall be by personal delivery or by mailing the same, postage prepaid, addressed to the Tenant at the premises, or to the Landlord at the address set forth above.

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  * Severability. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or operation of any applicable law, it shall not effect the validity of any other clause or provision, which shall remain in full force and effect.

  * Waiver. The failure of either party to enforce any of the provisions of this lease shall not be considered a waiver of that provision or the right of the party to thereafter enforce the provision.

  * Complete Agreement. This lease constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be modified except by an instrument in writing and signed by the parties.
* Successors. This Lease is binding on all parties who lawfully succeed to the rights or take the place of the Landlord or Tenant.

22. Non Compete and Other Restrictions.

  The Landlord shall not lease any part of the Premises to any person or entity in competition with the Tenant's business.

23. Environmental

  Tenant shall not release any toxins or carcinogens on the property in any way or form.
Tenant will comply with all existing and pending local and national ordinances (laws) with regard to hazardous material usage and waste disposal.

24. Leasehold improvement.

  If Tenant makes leasehold improvements they shall become the property of the Landlord and shall remain with the premises when the Tenant vacates the premises.


  IN WITNESS WHEREOF the parties have set their hands and seals on this ______/_______ day

_________________________            ________________________________
Landlord                        Tenant


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                    Lease Equipment Appendix A

The following equipment is included in the facility rent.

6 tables
4 chairs
12 storage racks
5 four drawer letter sized files
Fax machine
2 telephones

Imaging workstation early rudimentary breadboard. Title conveys to Micro Interconnect Technology Inc. upon receipt of first rent payment.

Stereo microscope (Dynascope) model ts-2  Vision Engineering

Light table NuArk model BB23T with floor stand

De-soldering  station HAK 472 B

Soldering station XY Tronic

Power supply HP 6260B

Power supply Sorensen QRD 60-1.5

Environmental test chamber  Tenney model T10 (no cooling)

Drill press Delta model 1310075

Bench grinder Craftsman 257-192110

1 Computer Dell 486DX with 14'' vga monitor running windows version 3.11 with HP laserjet series II printer.

1 Computer 804866DX133 with 17' vga monitor running windows 95 with HP laserjet 5mp printer and deskjet 660c printer. And Scanport SQ2400 color scanner.

Kinstin UV Exposure system

Hand tools screwdrivers pliers wrenches saws etc.

Tap and die set Craftsman 9-52382

2 Work benches


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